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                                                                   EXHIBIT 10.24


                      LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                   R4 TECHNICAL CENTER - NORTH CAROLINA, LLC

         THIS LIMITED LIABILITY COMPANY AGREEMENT (the "Agreement") of R4 Technical Center - North Carolina, LLC, a Delaware limited liability company (the "Company") is effective as of April 28, 2000 by and among Blue Rhino Corporation, a Delaware corporation ("BRC"), Manchester Tank & Equipment Co., a Delaware corporation ("Manchester") and Platinum Propane, L.L.C., a Delaware limited liability company ("Platinum"), one of BRC's distributors, and such other distributors of BRC as shall from time to time become a party hereto in accordance with the terms hereof.

                                    RECITALS

         WHEREAS, BRC and Manchester entered into a letter of intent dated October 21, 1999 which was extended by amendment for the formation of a joint venture to operate an automated propane grill cylinder bottling and refurbishing plant; and

         WHEREAS, BRC, Manchester and Platinum have agreed to contribute an aggregate of $7 million to the joint venture; and

         WHEREAS, BRC has from time to time advanced funds on behalf of the joint venture for construction and other costs associated with the automated grill cylinder bottling and refurbishing plant; and

         WHEREAS, BRC and Manchester desire to formalize their joint venture by forming the Company and entering into this Agreement; and

         WHEREAS, the Members hereby desire to set forth the rights and obligations of the Members and the Managers and operate this limited liability company in accordance with the terms of, and subject to the conditions set forth in, this Agreement.

                                   COVENANTS

         In consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

                                   ARTICLE I

         Section 1.1 Definitions. When used in this Agreement the following terms shall have the meanings set forth below:


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         "Act" means the Delaware Limited Liability Company Act, 6
Del.C.ss.18-101, et seq., as amended from time to time.

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; for purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

         "Agreement" means this Limited Liability Company Agreement, as from time to time amended.

         "Assignee" means a person to whom an interest in the Company has been transferred in accordance with the provisions of this Agreement but who has not been admitted as a substitute or additional Member.

         "Available Cash" means, with respect to any fiscal year, the sum of
(i) all cash receipts of the Company during such fiscal year (excluding for this purpose Capital Contributions and Member Loans), and (ii) all reductions made by the Board of Managers during such fiscal year for reserves established as hereinafter provided, less the sum of (i) all cash operating expenditures and all cash debt service payments (including payments of principal, interest and penalties, if any), and (ii) all additions to reserves during such fiscal year deemed reasonably appropriate by the Board of Managers, including reserves for capital expenditures, working capital and contingent liabilities.

         "Bankruptcy" has the meaning given it in Section 18-101 of the Act.

         "Board of Managers" mean the five (5) Managers of the Company elected pursuant to Section 8.2. Any action taken by the Board of Managers shall require the approval of four of the Managers.

         "Capital Account" of a Member means the Capital Account established for such Member under Section 4.5.

         "Capital Contribution" means, with respect to any Member or Assignee, the amount of cash and the net fair market value of any property other than cash contributed by the Member or Assignee (or its predecessor in interest) to the Company in exchange for Units.

         "Capital Expenditure" means an expenditure by the Company that is over $1,000 and depreciated for longer than one (1) year.

         "Change in Control" means, with respect to a Member or an Assignee,
(a) any sale or transfer of all or substantially all of the assets of such Person, (b) any sale or transfer (other than

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to an Affiliate) of over (i) 40.1% of the voting interests of such Person in a transaction or series of transactions to another Person or its Affiliates or
(ii) 30% of the voting interests of such Person in a transaction or series of transactions to another Person or its Affiliates that manufacture propane gas cylinders, (c) except for any transaction, including a reorganization, in which Manchester remains beneficially owned by McWane, Inc. or its subsidiaries, (i) any merger, consolidation, recapitalization or other transaction in which the Member is not the surviving entity or (ii) which will result in more than 49% of the voting equity interests of the Member being owned of record or beneficially by Persons other than the holders of such voting equity interests immediately prior to such transaction, (d) the death of any Member who is an individual or sole proprietorship, (e) such Member makes an assignment for the benefit of creditors, (f) such Member files a voluntary petition in bankruptcy,
(g) such Member is adjudged a bankrupt or insolvent, or has entered against him an order for relief in any bankruptcy or insolvency proceeding, (h) such Member files a petition or answer seeking for himself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, or (i) such Member seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of all or any substantial part of the properties of a Member, or (j) in the case of BRC, in the event Bank of America or any successor in interest thereto forecloses upon or otherwise attempts to exercise its rights as a secured creditor with respect to the Membership Interest or Units which are pledged to Bank of America by BRC. Notwithstanding anything to the contrary herein, the issuance of additional common stock by BRC through a public offering shall not be deemed to be a Change in Control; provided however, that if through such public offering the provisions of Section (b)(i) or (ii) of this definition are met, a Change of Control shall have occurred.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" means the limited liability company continued pursuant to this Agreement and the limited liability company continuing the business of this Company in the event of dissolution as herein provided.

         "Company Minimum Gain" has the meaning of "partnership minimum gain" as set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations.

         "Construction Contract" means that certain contract dated February 26, 1999, as amended, by and between BRC and Landmark Construction, which shall be assigned by BRC to the Company and assumed by the Company. The Construction Contract is attached hereto as Exhibit A.

         "Covered Capacities" has the meaning ascribed to it in Section 8.7.

         "Depreciation" means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its


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adjusted basis for Federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.

         "Dissolution" of a Member which is not a natural person means that such Member has terminated its existence, wound up its affairs and dissolved in accordance with applicable laws.

         "Distribution" means, with respect to any Member, the amount of cash and the Gross Asset Value of any property (other than cash) distributed by the Company to the Member in respect of the Member's Units.

         "Distributor Member" means Platinum and any other party that succeeds to Platinum's Membership Interest pursuant to and in accordance with the provisions of this Agreement.

         "Distributors" means Platinum and the other distributors of BRC that shall from time to time become Members of the Company in accordance with this Agreement.

         "Equipment Contract" means that certain contract dated February 26, 1999, as amended, by and between BRC and Provencale D' Automation Et De Mecanique, which shall be assigned by BRC to the Company and assumed by the Company. The Equipment Contract is attached hereto as Exhibit B.

         "Gross Asset Value" means, with respect to any asset, the adjusted basis for Federal income tax purposes of such asset, except as follows:

                  (i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Board of Managers.

                  (ii) The Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board of Managers in a manner that is consistent with the provisions of Code Section 7701(g), as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; and (c) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations; provided, however, that adjustments pursuant to clauses
         (a) and (b) above shall be made only if the Board of Managers reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members;


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                  (iii)    The Gross Asset Value of any Company asset
         distributed to any Member shall be the gross fair market value, as determined by taking Code Section 7701(g) into account, of such asset on the date of distribution as determined by the Board of Managers; and

                  (iv) The Gross Asset Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations and Section 5.4(b); provided, however, that Gross Asset Value shall not be adjusted pursuant to this Subsection (iv) to the extent the Board of Managers determines that an adjustment pursuant to Subsection (ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Subsection.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to clauses (i), (ii) or (iv), above, such Gross Asset Value shall thereafter be adjusted in the same manner as would the asset's basis for federal income tax purposes except that in lieu of regular depreciation, the Company shall take deductions for Depreciation.

         "Majority Interest" means, with respect to any group of Members as of any particular time, Members in such group whose Units at such time exceed one-half of the outstanding Units of all Members in such group at such time. If no distinction is made with respect to the group of Units used in the context so used, the term Majority Interest shall mean as of any particular time, Members whose Units at such time exceed one-half of the outstanding Units of all Members owning Units at such time.

         "Managers" means, as of any particular time, the five (5) members of the Board of Managers.

         "Members" mean BRC, Manchester, Platinum and other parties as shall from time to time become a Member of the Company in accordance with the terms of this Agreement.

         "Membership Interest" means a Member's entire right, title and interest in the Units owned by such Member and may include a Member's right to share in the Profits and Losses, the right to receive distributions of Company assets and the right to participate in the management of the business and affairs of the Company, to the extent permitted by this Agreement, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Agreement and the Act.

         "Member Nonrecourse Debt" has the meaning set forth in Section 1.704-2(b)(4) of the Treasury Regulations.


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         "Member Nonrecourse Deductions" has the meaning set forth in Section
1.704-2(i)(2) of the Treasury Regulations.

         "Officers" mean the persons selected to offices of the Company by the Board of Managers pursuant to Section 8.3.

         "Other Business Entity" has the meaning given it in Section 18-209 of the Act.

         "Person" means an individual, corporation, partnership, limited liability company, association, trust, joint venture, unincorporated organization, other entity or group.

         "Profits" or "Losses" means, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

                  (i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

                  (ii)     any expenditures of the Company described in Code
         Section 705(a)(2)(B) or treated as Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

                  (iii) in the event the Gross Asset Value of any Company asset is adjusted pursuant to (ii) or (iv) of the definition of "Gross Asset Value," the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

                  (iv) gain or loss resulting from any disposition of any property of the Company with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; and

                  (v) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of "Depreciation."


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         "Super Majority Interest" means, as of any particular time, Members whose Units at such time exceed two thirds of the outstanding Units of all Members owning Units at such time.

         "Transfer" means any transaction by which a Member assigns all or part of its Units or any interest therein, voluntarily or involuntarily, by operation of law or otherwise and whether or not for value, to any other Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other form of disposition.

         "Treasury Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time.

         "Units" or "Membership Units" refers to the interest of a Member or an Assignee in the Profits, Losses, income, deductions and credits of the Company and Distributions by the Company. The number of Units held by each person admitted to the Company as a Member and by each Assignee shall be as set forth on Schedule 1 hereto, as amended from time to time.

                                   ARTICLE II

         Section 2.1 Formation of Company. The Members hereby have formed a limited liability company pursuant to the Act and the provisions of this Agreement and, for that purpose, have caused the Certificate of Formation to be prepared, executed and filed with the Secretary of State of Delaware on December 14, 1999. Except as herein otherwise expressly stated, the rights and liabilities of the Members shall be as provided in the Act.

         Section 2.2 Company Name. The business of the Company shall be conducted under the name "R4 Technical Center - North Carolina, LLC" or under such other name as the Board of Managers may from time to time determine.

         Section 2.3 Purposes of Company. The Company is organized for the purpose of financing, developing, and operating an automated propane grill cylinder bottling and refurbishing plant and to engage in any other lawful act for which a limited liability company may be organized under the Act.

         Section 2.4 Company Property. Title to Company property shall be held in the name of the Company or its nominee.

         Section 2.5 Registered Office; Principal Place of Business. The name of the Company's registered agent for service of process is The Corporation Trust Company, and the address of the Company's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The principal place of business of the Company shall be at 1309 Buck Shoals Road, Hamptonville, North Carolina. The Board of Managers may change the


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Company's registered agent or the location of the Company's registered office or principal place of business as the Board of Managers may from time to time determine.

         Section 2.6 Qualifications in Other Jurisdictions. The Board of Managers shall cause the Company to be qualified, formed or registered under assumed or fictitious names statutes or similar laws in any jurisdiction in which the Company transacts business. The Board of Managers, as an authorized person, within the meaning of the Act, may execute, deliver and file any certificates and any amendments and/or restatements thereof necessary for the Company to do business in a jurisdiction in which the Company may wish to conduct such business. The Board of Managers shall prepare, execute and cause to be filed such original or amended certificates evidencing the formation and operation of the Company whenever the same may be required under the laws of any states where the Company may do business.

                                  ARTICLE III

         Section 3.1 Term of Company. Subject to the provisions of Article IX, the term of the Company commenced upon the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware, and shall continue until dissolved in accordance with this Agreement.

                                   ARTICLE IV

         Section 4.1 Capital Contributions of the Members. The initial Capital Contribution of BRC shall consist of assets, construction and equipment costs and start-up costs, the Construction Contract and the Equipment Contract which shall have an aggregate value of $3,430,000 as shown on the attached Exhibit C with complete supporting documentation of such value. Manchester's initial Capital Contribution shall be $3,500,000 in cash. Platinum's initial Capital Contribution shall be $70,000 in cash. Schedule 1 attached hereto shows the Capital Contribution and number of Units held by each Member. Any Capital Contribution made by Members hereinafter admitted shall be added to Schedule 1.

         Section 4.2       Loans by Members.

         (i) As of the date of this Agreement, BRC has made loans to the Company in excess of its initial Capital Contribution of $3,430,000 in the amount of $3,312,822.88 of which $3,312,822.88 shall be paid by the Company to BRC on the date hereof.

         (ii) From time to time, at the request of the Board of Managers, the Members may make loans to the Company ("Member Loans") upon terms and conditions as approved by the Board of Managers.

         Section 4.3 Withdrawal and Return of Capital. No Member shall have the right to withdraw or to demand a return of any of its Capital Contribution, other than upon dissolution


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and winding up of the Company in accordance with the terms of Section 9.3. Any return of such Capital Contribution shall be made solely from the assets of the Company (including the Capital Contributions of the Members) and only in accordance with the terms hereof, and no Member shall have personal or other liability for the return of any other Member's Capital Contribution. Under circumstances requiring a return of any Capital Contribution, no Member shall have the right to receive property other than cash except as may be specifically provided herein, and to the extent any monies which any Member is entitled to receive pursuant to Article VI hereof or any other provision of this Agreement would constitute a return of capital, each of the Members consents to the withdrawal of such capital.

         Section 4.4 Interest on Capital. No interest shall accrue or be paid on any Capital Contribution made to the Company.

         Section 4.5 Capital Accounts. The Company shall create upon its books and records a capital account ("Capital Account") for each Member and Assignee (and such Assignee will be referred to as a "Member" solely for purposes of reference with respect to Capital Accounts, allocations of Company Profits and Losses and Distributions) which shall be maintained in accordance with the following provisions:

                  (i) To each Member's Capital Account there shall be credited such Member's Capital Contributions, such Member's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 5.2, 5.3, or 5.4, the amount of any Company liabilities which are assumed by such Member or which are secured by any property distributed to such Member, and the Member's share of any increase in Gross Asset Value pursuant to its definition.

                  (ii) To each Member's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, such Member's distributive share of Losses and any items in the nature of deductions or losses which are specially allocated pursuant to Section 5.2, 5.3 or 5.4, and the amount of any liabilities of such Member which are assumed by the Company or which are secured by any property contributed by such Member to the Company, and the Member's share of any decrease in Gross Asset Value pursuant to its definition.

                  (iii) In the event all or a portion of an interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

                  (iv) In determining the amount of any liability for purposes of clauses (i) and (ii), above, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Treasury Regulations.


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                  The foregoing provisions of Section 4.5 and the other
         provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Board of Managers determines that it is prudent to modify the manner in which Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property, or that are assumed by the Company or its Members), are computed in order to comply with such Regulations, the Board of Managers may make such modification, provided it is not likely to have a material effect on the amounts distributable to any Member upon the dissolution of the Company, or upon the termination of such Member's interest in the Company.

         Section 4.6       Additional Capital.

         (a) No Member shall be required to contribute any additional capital to the Company.

          (b) If the Company proposes to issue any Units or rights to acquire such Units (the "Offered Units"), the Company will first offer to sell to each Member holding Units a portion of such Offered Units equal to the quotient determined by dividing (1) the number of Units held (directly or indirectly) by such Member by (2) the total number of Units outstanding. Each Member will be entitled to purchase such Units at the offered price and on the terms as determined by the Board of Managers.

                  (i) In order to exercise its purchase rights hereunder, a Member must, within 15 days after receipt of written notice from the Company describing in reasonable detail the Offered Units, the purchase price thereof, the payment terms and such Member's percentage allotment, deliver a written notice to the Company describing its election hereunder.

                  (ii) If all of the Offered Units are not fully subscribed by the Members, the remaining Offered Units will be reoffered by the Company to the Members purchasing their full allotment upon the terms set forth in this paragraph, except that such Members must exercise their purchase rights within five (5) days after receipt of such reoffer.

                   (iii) Upon the expiration of the offering periods described above, the Company will be entitled to sell such Offered Units which Members have not elected to purchase at any time or from time to time during the 120 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to such Members. Any Units offered or sold by the Company after such 120-day period must be reoffered to the Members pursuant to the terms of this paragraph.


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         (c)      The Members hereby consent to the admission as a Member of any
Person acquiring Units pursuant to this Section 4.6 (provided the consent of the Members pursuant to Section 8.4(b)(ii) has previously been obtained) who did not previously own Units and who executes this Agreement and any and all documents deemed necessary by the Board of Managers.

                                   ARTICLE V

         Section 5.1 Allocation of Profits and Losses. After giving effect to the special allocations in Section 5.2 hereof, Profits and Losses of the Company for any fiscal year other than the fiscal year ending following the dissolution of the Company, shall be allocated as follows:

         (a) Profits for any fiscal year shall be allocated in the following order of priority:

                  (i) First, to all Members, in proportion to the deficit balances (if any) in their Capital Accounts, in an amount necessary to eliminate any deficits in the Members' Capital Accounts and restore such Capital Accounts to zero; and

                  (ii) Thereafter, to the Members owning Units in proportion to their Units.

         (b) Losses for any fiscal year shall be allocated in the following order of priority:

                  (i) First, to the Members owning Units in proportion to their Units until the Capital Account balances of such Members have been reduced to zero; and

                  (ii) Thereafter, to the Members owning Units in proportion to their Units.

         (c) Notwithstanding (a) and (b) above, profits and losses or any other items of gross income or deduction from sale or other disposition of all or substantially all of the assets of the Company which otherwise causes the dissolution of the Company shall be allocated in a manner designed, to the extent possible, to cause the Capital Account balances of each Member to be equal to the amount that would be distributed to such Member if the Company distributed all of its cash and assets to the Members in accordance with
Section 6.1(c).

         Section 5.2 Special Allocations. Notwithstanding Section 5.1, the following special allocations shall be made in the following order:

         (a) Profits and Losses and items thereof will be allocated as though this Agreement contained (and there is hereby incorporated herein by reference): (i) a minimum gain chargeback provision that complies with the requirements of Sections 1.704-2(d) and 1.704-2(f) of the Treasury Regulations;
(ii) a nonrecourse debt minimum gain chargeback provision that complies with the requirements of Section 1.704-2(i)(4) of the Treasury Regulations; and
(iii) a qualified


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income offset provision that complies with the requirements of Section
1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

         (b) Any Member Nonrecourse Deductions for any fiscal year or other period will be specially allocated to the Member(s) who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1) and (2).

         (c) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

         (d) The allocations set forth in this Section 5.2 (the "Regulatory Allocations") are intended to comply with certain provisions of Sections
1.704-1 and 1.704-2 of the Treasury Regulations. Notwithstanding any other provisions of this Agreement, the Regulatory Allocations shall be taken into account in allocating Profits and Losses and other items of income and deduction among the Members and Assignees so that, to the extent possible, the net amount of such allocations of Profits and Losses, other items of income, gain, loss and deduction, and the Regulatory Allocations to each Member or Assignee shall be equal to the net amount that would have been allocated to each Member or Assignee if the Regulatory Allocations had not occurred.

         (e) Notwithstanding the allocations provided for in this Article V, each of the Members agrees that the Tax Matters Partner is authorized to make such special allocations of items of income, gain, loss or deduction as may be necessary to eliminate the effects of any special allocations or adjustments to the Capital Accounts of the Members pursuant to Section 704(b) of the Code and any regulations promulgated thereunder, including, without limitation, any allocation made pursuant to Regulatory Allocations which are applied to the Company but which Regulatory Allocations would cause the Capital Account balances of the Members to not properly reflect the distributions which would be made to the Members if the Company were liquidated.

         Section 5.3 Allocation of Tax Credits. All tax credits allowed in connection with any depreciable property shall be allocated in the same manner as deductions for Depreciation of such property, and all tax credits allowed in connection with other expenditures shall be allocated in the same manner as deductions arising out of such other expenditures.


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         Section 5.4       Section 704(c) Allocations.

         (a) In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial fair market value.

         (b) In the event the Gross Asset Value of any asset is adjusted pursuant to the definition of "Gross Asset Value," subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and the value at which such asset is reflected in the Capital Accounts of the Members, to the extent such variation was not previously taken into account pursuant to Section 5.4(a), in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder.

         (c) Allocations pursuant to Sections 5.4(a) and (b) shall be determined by the Board of Managers using any permissible method under Section 704(c) of the Code and the Treasury Regulations thereunder.

         (d) Allocations pursuant to Sections 5.4(a) and (b) are solely for purposes of federal, state, and local income taxes and notwithstanding any other provision of this Agreement, such allocations shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items, or Distributions pursuant to any provision of this Agreement.

         Section 5.5       Certain Other Allocation Rules.

         (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly or other basis, as determined by the Board of Managers in its sole discretion using any permissible method under Section 706 of the Code and the Treasury Regulations thereunder.

         (b) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and credit, for any fiscal year or other period, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for such year or other period.

         Section 5.6 Recapture Responsibility. In making the allocation of Profit among the Members, the ordinary income portion, if any, of such Profit caused by the recapture of cost recovery or any other deductions shall be allocated among those Members who were previously allocated the cost recovery or any other deductions in proportion to the amount of such deductions previously allocated to them. It is intended that the Members, as among themselves, shall be allocated the proportionate recapture income as a result of any cost recovery or other deductions which were previously allocated to them, in proportion to the amount of such deductions which have been allocated to them, notwithstanding that a Member's share of profits, losses or liabilities may increase or decrease from time to time. Nothing in this Section 5.6, however, shall cause the Members to be allocated more or less gain or profit than would otherwise be allocated to them pursuant to this Article V.

                                   ARTICLE VI

         Section 6.1       Distributions.

         (a)      Except as otherwise provided in this Section 6.1(a) and
Section 6.2, which Distributions shall be paid when due, Distributions shall be made at such time or times and in such amounts as may be determined by the Board of Managers. Notwithstanding anything to the contrary, no Distributions shall be made until all accrued interest and principal under any outstanding Member Loans have been paid in full.

         (b) Except as provided in Section 6.2 regarding Tax Distributions and Section 9.3 regarding distributions in liquidation of the Company, Distributions shall be made to the Members holding Units, pro rata, in proportion to their Unit ownership.

         (c) Promptly following the receipt thereof, the Company shall apply the proceeds from any dissolution of the Company, after the establishment of any reserves and payment of all liabilities of the Company, to the Members as provided in Section 9.3.

         Section 6.2       Distributions for Tax Purposes.

         (a) The Board of Managers shall cause the Company to make Distributions out of Available Cash within 75 days after the end of any fiscal year of the Company, beginning with the fiscal year ending December 31, to each of the Members, in an amount equal to (i) the excess of (A) the total amount of taxable income allocated to such Members for such fiscal year, over (B) the amount, if any, by which the sum of all items of deduction and loss allocated to such Members from the Company for all prior fiscal years exceeds the sum of all items of taxable income allocated to such Members for all prior fiscal years, multiplied by (ii) a tax rate reasonably selected by the Board of Managers (the "Tax Distributions"); provided, however, that subsequent Distributions to the Members made during such fiscal year and subsequent fiscal years shall be adjusted as necessary to ensure that, over the period of time since the date of this Agreement, the aggregate cash distributed to a Member shall be equal to the amount to which such Member would have been entitled had there been no Tax Distributions. In the event that in any fiscal year Available Cash is insufficient to permit the payment in full of the Tax Distributions computed as set forth above, then in any fiscal year in which Available Cash exceeds required Tax Distributions, the Tax Distributions payable under this
Section 6.2(a) shall be increased (but not in excess of Available Cash) until such deficiency has been recouped.

         (b) The Board of Managers may cause the Company to make periodic Distributions to the Members during each fiscal year based on its reasonable estimate of the amount that will be required to be distributed pursuant to
Section 6.2(a) for such fiscal year in order to provide funds to the Members for the payment of estimated taxes by them. In the event any such periodic Distributions are made for any fiscal year, the amount of the Distribution made after the end of the fiscal year shall be appropriately adjusted so that the total amount distributed to each Member (taking into account periodic Distributions made pursuant to this Section 6.2(b)) is equal to the amount such Member would have been entitled to receive pursuant to Section 6.2(a) had no such periodic Distributions been made.

         Section 6.3 Payment and Withholding of Certain Taxes. Notwithstanding anything to the contrary herein, to the extent that the Company is required, pursuant to any applicable law, (i) to pay tax (including estimated tax) on a Member's allocable share of Company items of income or gain, whether or not distributed, or (ii) to withhold and pay over to the tax authorities any portion of a Distribution otherwise distributable to a Member, the Company may pay over such tax or such withheld amount to the tax authorities, and such amount shall be treated as a Distribution to such Member at the time it is paid to the tax authorities. For purposes of this Section 6.3, the Company may assume that any Member who fails to provide to the Company satisfactory evidence of his tax status for United States federal income tax purposes is a foreign person. Section 6.4 Right of Offset. Notwithstanding anything to the contrary contained in the foregoing provisions of this Article VI or any other provisions of this Agreement, the Members acknowledge and agree that the Company shall have the right to setoff any and all amounts owing to the Company by a Member or its Affiliates, including any amounts arising under any claims for indemnification and all costs and expenses (including attorneys' fees) incurred by the Company, in connection with any such claims, against any distributions otherwise payable to such Member under this Agreement.

                                  ARTICLE VII

         Section 7.1 Powers of Members. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement. The Members shall also have the power to authorize the Board of Managers, by vote of a Super Majority Interest of the Members, to possess and exercise any right or power not already vested in the Board of Managers pursuant to Section 8.1. No Member, acting alone, shall have the authority to act for, in the name of, or as a representative of the Company, or to deal with the Company's assets in any way, or to undertake or assume any obligation, debt, duty or responsibility on behalf of any other Member or the Company. Any violation of this Section 7.1 shall be deemed to constitute willful misconduct.

         Section 7.2 Partition. Each Member waives, until termination of the Company, any and all rights that it may have to maintain an action for partition of the Company's property.

         Section 7.3 Withdrawal of Members. Except as otherwise provided for in this Agreement, no Member shall have the right to resign or withdraw from the Company as a Member.

         Section 7.4       Assignment by Members and Assignees.

         (a) Except as otherwise provided in Section 7.4(g), a Member or Assignee may not Transfer (a "Transferring Member") all or any part of its Units in the Company to any Assignee (and no such Transfer shall be effective) unless:

                  (i) such Transferring Member and Assignee shall have complied with Section 7.5 and 7.6 of this Agreement;

                  (ii) such Transfer is consented to by the Board of Managers, whose consent may be withheld in its sole discretion and is made by means of an assignment in such form as shall be reasonably satisfactory to the Board of Managers;

                  (iii) the Company shall have received advice of counsel satisfactory to the Board of Managers to the effect: (a) that the proposed Transfer is permissible under the Securities Act of 1933, as amended, the rules and regulations of the Securities and Exchange Commission thereunder and all applicable state securities laws; (b) that the proposed Transfer will not adversely affect the classification of the Company as a partnership for federal income tax purposes; and (c) that the proposed Transfer will not result in a termination of the Company as a partnership under Section 708(b) of the Code; and

                  (iv) the Transferring Member and Assignee, and, if deemed necessary by the Board of Managers, all other Members, shall have executed all such certificates and other documents and performed all such acts as the Board of Managers reasonably deems necessary or appropriate to effect a valid transfer of the Units being transferred, and to preserve the rights, status and existence of the Company.

         (b) The Company shall, after the effective date of any Transfer pursuant to the provisions of this Section 7.4, pay all Distributions on account of the Units so transferred to the Assignee; provided, however, that if instructed to do so in writing by the Transferring Member and Assignee, the Board of Managers shall cause the Company to pay to the assignor a portion of the Tax Distribution provided for in Section 6.2 that would otherwise have been payable to the Assignee for the year in which the Transfer occurs, equal to the amount that would have been payable under Section 6.2 with respect to the Units transferred if the period beginning on the first day of the fiscal year in which the Transfer occurred and ending on the effective date of the Transfer had been a separate fiscal year of the Company. Any such Distribution paid to the

Transferring Member shall be treated as if paid to the Assignee for purposes of determining the Capital Account balance of the Assignee.

         (c) Any Member who Transfers all of its Units in the Company shall, upon the effective date of such Transfer, cease to be a Member for all purposes. Such Transferring Member shall release the Company, the Board of Managers, the Officers, the other Members, and their Affiliates of all claims or rights arising out of, or on account of, the Transferring Member's ownership of Units. No assignment of all or any portion of its Units in the Company shall relieve the Transferring Member of its obligations under this Agreement, whether arising prior to or subsequent to such Transfer.

         (d) An Assignee who has not become a substitute or additional Member in the manner provided in this Agreement shall have no rights whatsoever in respect of the Company except the right to receive the distributions, profits and losses to which the Assignee would be entitled, and such other rights specifically accorded him by the terms of this Agreement. The provisions of this Agreement shall be binding on all Assignees.

         (e) No Assignee of a Member shall have the right to become a substitute or additional Member unless the conditions set forth in Section 7.4(a)(i) through (iv) have been satisfied and:

                  (i) the Board of Managers and a Super Majority Interest of the Members (other than the Transferring Member or Assignee) shall have consented in writing to the substitution or addition of such Person as a Member (which consent may be withheld in the sole and absolute discretion of each Member); and

                  (ii) the Assignee shall have paid to the Company the costs and expenses (including attorneys' fees and filing costs) incurred in effecting the substitution or addition.

         (f) Notwithstanding anything to the contrary herein, (and except with respect to any public offering of equity that may be undertaken by the Company), (i) the Board of Managers shall not cause or permit Units to become traded on an established securities market and (ii) the Board of Managers shall withhold its consent to any Transfer that, to the Board of Manager's knowledge after reasonable inquiry, would otherwise be accomplished by a trade on a secondary market (or the substantial equivalent thereof). For purposes of this subsection the terms "traded on an established securities market" and "secondary market (or the substantial equivalent thereof)" shall have the meanings set forth in Sections 469(k)(2) and 7704 of the Code, respectively, and any regulations promulgated thereunder that are in effect at the time of the proposed Transfer.

         (g) Any Member may Transfer its Units, or any portion thereof, to any Permitted Transferee (as hereafter defined) who agrees in a writing in form and substance satisfactory to the Company delivered to the Company to be bound by the terms of this Agreement (including, but not limited to, the restrictions on Transfers specified in this Section 7.4) for all purposes in the same manner as such Permitted Transferee's Transferring Member and to assume the obligations of such Transferring Member hereunder with respect to the transferred Units. Immediately after the receipt of the Units, the Permitted Transferee shall be an Assignee for all purposes under this Agreement until such Permitted Transferee becomes a substitute or additional Member under the conditions listed in 7.4(e). For purposes of this Agreement, "Permitted Transferees" means (i) with respect to a Member who is a natural person, the spouse or lineal descendants (but not minor children) of such Member, or such Member's estate, any corporation or partnership in which such Member, the spouse or lineal descendants of such Member are the direct and beneficial owners of all of the equity interests (provided such Member, spouse and lineal descendants agree in writing to remain the direct and beneficial owners of all such equity interests), or the personal representatives of such Member upon such Member's death for the purposes of administration of such Member's estate or upon such Member's adjudicated incapacity for purposes of the protection and management of the assets of such Member; and (ii) with respect to a Member who is not a natural person, its Affiliates, provided the Transferring Member remains obligated hereunder. Notwithstanding anything to the contrary contained herein, BRC may assign and pledge its Membership Interest to Bank of America, N.A.


         Section 7.5       Right of First Refusal.

         (a) So long as a Member is not in default of its obligations and undertakings pursuant to this Agreement, and as long as the conditions of
Section 7.4 are met, if a Transferring Member or Assignee desires to Transfer all or any portion of its Units in the Company to a third-party purchaser, other than a Permitted Transferee of such Transferring Member or Assignee, the Transferring Member or Assignee shall obtain from such third-party purchaser a bona fide written offer to purchase such Units, stating the terms and conditions upon which the purchase is to be made, free of financial contingencies, and the consideration offered along with evidence of the Purchaser's financial ability to close the transaction. The Transferring Member or Assignee shall give written notification to the Company and the remaining Members, by certified mail or personal delivery, of his intention to so Transfer such Units, furnishing to the Company and the remaining Members a copy of the written offer to purchase such Units with the other documentation as provided above.

         (b) The Company by a vote of a Majority Interest of the non-transferring Members, shall have the right to exercise a right of first refusal to purchase all (but not less than all) of the Units proposed to be transferred by the Transferring Member or Assignee upon the same terms and conditions as stated in the aforesaid written offer to purchase, by giving written notification to the Transferring Member or Assignee, by certified mail or personal delivery, of its intention to do so within 30 days after receiving written notice from the Transferring Member or Assignee. If the Company does not exercise its right of first refusal, such of the remaining Members who choose to purchase, on a basis proportionate to the ratio that their Units bear to all outstanding Units of those who choose to purchase (other than the Units of the Transferring Member or Assignee or other Members exercising co-sale rights pursuant to Section 7.6), shall have the right to purchase all (but not less than all) of the Units proposed to be transferred by the Transferring Member or Assignee, upon the same terms and conditions as stated in the aforesaid written offer to purchase by giving written notification to the Transferring Member or Assignee, by certified mail or personal delivery, of their intention to do so within the 30 days following the Company's right of first refusal period set forth in this Section 7.5(b). The failure of the Company and the remaining Members to so notify the Transferring Member or Assignee of their desire to exercise this right of first refusal within the time limits listed above shall result in the termination of the right of first refusal and the Member or Assignee shall be entitled to consummate the Transfer of its Units, to such third-party purchaser, provided that the Transfer shall be consummated within 60 days following the expiration of the aforesaid 60 day period and must otherwise comply with this Article VII.

         (c) In the event the Company or the remaining Members (or any one or more of the remaining Members) give written notice to the Transferring Member or Assignee of their desire to exercise this right of first refusal and to purchase all of the Transferring Member or Assignee's Units which the Transferring Member or Assignee desires to Transfer upon the same terms and conditions as are stated in the aforesaid written offer to purchase, the Company or the remaining Members, as the case may be, shall have the right to designate the time, date and place of closing, provided that the date of closing shall be within 60 days after written notification to the Transferring Member or Assignee by the Company or the remaining Members of their election to exercise their right of the first refusal.

         (d) Notwithstanding anything in this Article VII to the contrary, in the event of a Change in Control in a Distributor Member, a default by the Distributor Member pursuant to Section 7.12, the Distributor Member desires to sell or Transfer its Membership Interest, or its Membership Interest would otherwise be subject to the provisions of this Article VII, BRC shall have the exclusive right to (1) exercise the right of first refusal and acquire the Membership Interest of the Distributor Member, (2) permit a successor Person that distributes product for BRC to acquire the Membership Interest of the selling Distributor Member (provided however, that in the event such Person is in the business of manufacturing propane gas cylinders the consent of a Majority Interest of the Members shall be obtained), (3) purchase the Distributing Member's Membership Interest, or (4) elect to have the selling Member's Interest be subject to this Section 7.4 and 7.5.

         Section 7.6       Co-Sale Rights.

         (a) Each Member who does not exercise its right of first refusal pursuant to Section 7.5 shall have the right, as a condition to any Transfer (other than a Transfer to an Affiliate or Permitted Transferee) by the Transferring Member or Assignee and exercisable upon written notice to the Transferring Member or Assignee, to participate with respect to a pro rata portion

(as described below) of such Members Units in the Transfer at the same price per unit and on the same terms and conditions as those offered to the Transferring Member or Assignee. If and to the extent that one or more of the Members exercises its rights of participation under this Section 7.6 in accordance with the terms and conditions set forth below, the number of Units the Transferring Member or Assignee may Transfer shall be correspondingly reduced and the Units Transferred by such participating Member shall be included with the Transfer.

         (b) For purposes of this Section 7.6, the pro rata portion of Units that a Member may Transfer is the product determined by (i) the number of Units proposed to be transferred by the Transferring Member divided by the total number of Units held by all Transferring Members and (ii) the number of Units held by a specific Member.

         (c)      Each Member electing to exercise its rights under this Section
7.6 to participate in a Transfer shall notify the Transferring Member or Assignee in writing of such election as soon as practicable after receipt of the Transferring Member or Assignee's notice pursuant to Section 7.5 and, in any event, within 30 days following the Company's right of first refusal period set forth in Section 7.5(b). No Member electing to exercise its participation rights pursuant to this Section 7.6 with respect to a particular Transfer may exercise its purchase rights pursuant to Section 7.5 with respect to that Transfer.

         (d) To the extent that any prospective transferee refuses to purchase Units from a Member exercising its participation rights under this
Section 7.6, the Transferring Member or Assignee shall not sell to such prospective transferee any Units unless and until, simultaneously with such Transfer, the Transferring Member or Assignee shall purchase the Member's Units offered pursuant to this Section 7.6.

         Section 1.1 Transfer Rights. The Transferring Member or Assignee agrees, upon request of the remaining Members or the Board of Managers, to execute such certificates or other documents and to perform such other acts as may reasonably be requested by the remaining Members or the Board of Managers from time to time in connection with such sale, transfer, assignment, or substitution. The Transferring Member or Assignee hereby agree to indemnify the Company and the remaining Members against any and all loss, damage, or expense (including, without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly as a result of any Transfer or purported Transfer in violation of this Article VII.

         Section 7.8       Changes of Control in Members. Except as provided in
Section 7.5(d), in the event of a Change in Control of a Member (the "Changing Member"), the other Members who so elect shall have the right to (a) purchase all (but not less than all) of the Units owned by the Changing Member, (b) sell all (but not less than all) of such Members' Units to the Changing Member, or
(c) waive such Members' rights under (a) and (b). Upon the occurrence of a Change in Control, the Changing Member shall give written notification to the Company and the other Members, by certified mail or personal delivery, within 30 days of such Change in Control. Such notification shall include in reasonable detail the circumstances causing the Change in

Control and indicate the Changing Member's valuation of the Company on a per Unit basis. If the non-Changing Member elects either (a) or (b) above and accepts the Changing Member's valuation then the transaction shall proceed to close at that valuation in accordance with this section. If the non-Changing Members by a vote of a Majority Interest of the non-Changing Members disagree with the suggested valuation, the Changing Member, at its expense, shall select one appraiser (the "First Appraiser") a significant portion of whose business involves the valuation of closely-held business enterprises to prepare a written appraisal of the the per Unit value of the Company (the "First Appraisal") which shall be delivered to the other Members within sixty (60) days of the Change in Control. The results of the First Appraisal shall be binding on the Changing Member calling for the First Appraisal. If a Majority Interest of the non-Changing Members are satisfied with the First Appraisal, then the per Unit fair market value shall be that set forth in the First Appraisal. Within thirty (30) days after delivery of the First Appraisal, if a Majority Interest of the non-Changing Members are not satisfied with the per Unit fair market value set forth in the First Appraisal, then any of the non-Changing Members holding a Majority Interest may at their own expense, select one (1) appraiser (the "Second Appraiser") a significant portion of whose business involves the valuation of closely-held business enterprises to prepare a written appraisal of the per Unit basis (the "Second Appraisal"). Within thirty (30) days after notice of intent to employ the Second Appraiser, a copy of the Second Appraisal shall be delivered to the Company, the Changing Member, and the other Members. If the per Unit fair market value of the Company set forth in the Second Appraisal does not differ from the per Unit fair market value of the Company set forth in the First Appraisal by more than ten per cent (10%) (the "Difference"), then the per Unit fair market value for the Company shall be the per Unit fair market value set forth in the First Appraisal. If the Difference is greater than ten percent (10%), then within thirty (30) days after delivery of the Second Appraisal, the two Appraisers, at the Company's expense, shall select one (1) appraiser (the "Third Appraiser") a significant portion of whose business involves the valuation of closely-held business enterprises to prepare a written appraisal of the per Unit fair market value of the Company (the "Third Appraisal"). Within thirty (30) days after the selection of the Third Appraisal, a copy of the Third Appraisal shall be delivered to all Members. In the event the Company or a Member is required hereunder to obtain the Third Appraisal, then the per Unit fair market value of the Company shall be the average per Unit fair market value of the Company of the two appraisals out of the First Appraisal, the Second Appraisal, and the Third Appraisal which are closest in dollar amount ( it being the intention of the Members to disregard the appraisal which has the greatest difference in value as compared to the two appraisals which are closest in value.). The non-Changing Members, acting individually, shall exercise their rights (on a pro rata basis) under (a), (b) or (c) above at any time within 60 days after the Members receive notification from the Changing Member by giving the Changing Member written notification of such Member's election. Should fewer than all of the other Members elect either (a) or (b) above, the electing Member(s) shall have the right to elect (a) or (b) to purchase or sell in the same ratio that its Units bear to the Units of all Members electing (a) or (b) (other than the Changing Member). In the event any Member fail to exercise its rights in the time required pursuant to this Section 7.8, such Members shall be deemed to have elected the rights under Section 7.8(c) with respect to the particular Change in Control. Any purchase or sale under this Section 7.8 shall occur within 120 days after notification of a Change in Control.

         Section 7.9 Limitation of Liability. For each Member, liability shall be limited as set forth in this Agreement, the Act, and other applicable law. A Member will not be personally liable for any debts or losses of the Company beyond its respective Capital Contribution; provided, however, that any Member who receives a distribution or the return in whole or in part of its Capital Contribution is liable to the Company only to the extent provided by the Act.

         Section 7.10 Meetings of Members. There shall be an annual meeting of Members on a date during the month of March of each year at a time and place designated by the Board of Managers in a notice to the Members. The Board of Managers may also call special meetings of the Members. Meetings of the Members for any purpose shall be called by the Board of Managers upon receipt of a request in writing signed by the Members owning at least one-third of the outstanding Units. Such meeting shall be held in the principal office of the Company or such other place as the Board of Managers shall reasonably designate. Written notice of the annual meeting of Members and, in the case of a special meeting, the purpose or purposes for which the special meeting is called, shall be delivered not less than ten (10) nor more than 60 days before the date of the meeting. A notification of any such meeting shall be given either personally or by mail, to each Member at its record address, or at such other address which it may have furnished in writing to the Board of Managers.
A Member may elect to attend the meeting via telephone conference and shall be so accommodated.

         Section 7.11 Consents. Any approval, consent, vote or other action of the Members required or contemplated by this Agreement may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the approval, consent, vote or other action so taken is signed by Members holding the requisite number of Units and delivered to the Board of Managers. Any failure to give notice of any such approval, consent, vote or other action to the Members not executing a consent shall not effect the validity of the approval, consent, vote or other actions.

         Section 7.12 Default Repurchase Rights. If a Member commits a material default (a "Defaulting Member") under the provisions of this Agreement or any other material agreement or arrangement with another Member, and such default is not cured within 30 days after written notice of such default, the remaining Members who choose to purchase, on a basis proportionate to the ratio that their Units bear to all outstanding Units owned by those Members that choose to purchase (other than the Units of the Defaulting Member) shall have the right to purchase all (but not less than all) of the Units of the Defaulting Member for the lesser of the Defaulting Member's Capital Account or the value obtained pursuant to the procedures set forth in Section 7.8 (for purposes of this Section 7.12, the Defaulting Member shall be deemed to have incurred a "Change in Control"). The non-Defaulting Member shall give the Defaulting Member notice of its intention to exercise its repurchase right in this Section 7.12 within thirty (30) days after the Defaulting Member failed to cure any such default. In determining the purchase price pursuant to this Section, the purchasing Members shall have the right to set-off against the purchase price all amounts owed to them (or the Company) by the Defaulting Member. Notwithstanding anything to the contrary contained herein, in the event of a default by the Distributor Member Section 7.5(d) shall control.

         Section 7.13 Right to Sale or Purchase. In the event either BRC or Manchester determines that it no longer desires to be a Member with the other, either party may give the other written notice of its intentions (at which point the party giving written notice shall be deemed to have incurred a Change in Control) and the procedures set forth in Section 7.8 shall control (provided however, the right under Section 7.8(c) shall not be an option for the non-Changing Member, such that an election to provide notice under this Section
7.13 shall result in a sale or purchase of Membership Interests.

                                  ARTICLE VIII

         Section 8.1       Management of the Company.

         (a) Subject to the limitations set forth in Sections 8.2 and 8.4, the business and affairs of the Company shall be managed by the Board of Managers and the Board of Managers shall have full authority to act for and with the Company in all matters in connection with or relating to the Company's business. The Board of Managers shall prepare or cause to be prepared an annual business plan to be approved by the Members. On behalf of the Company and in furtherance of the business of the Company, the Board of Managers shall have the authority to perform all acts which the Company is authorized to perform, without the consent of the Members, except as specifically provided herein, including the authority to:

                  (i) purchase or otherwise acquire, outright or by lease, at such time or times, for such prices and on such terms as it deems desirable, real or personal property, tangible or intangible, of all types for use in the Company's business, which property may be owned at the time of such purchase by any Member or its Affiliates;

                  (ii) execute and deliver such documents, instruments or agreements as the Board of Managers may deem necessary or desirable for the acquisition, operation and disposition of the Company's business and the investment, management and maintenance of its assets, or for other Company purposes, and amendments, revisions and substitutions to any of the foregoing;

                  (iii) acquire, and make all decisions relating to, any interests of the Company in any corporation, partnership, limited liability company, joint venture, or other entity, including, without limitation, decisions relating to: (A) the execution of subscription, shareholders', partnership, operating, limited liability company or joint venture agreements, voting agreements, or the like having such terms as the Board of Managers, in its sole discretion, shall determine or consent to; (B) the operation, financing or acquisition or sale of properties of such entity, and (C) the sale of the Company's interest in the entity;

                  (iv) enter into leases, licenses, sublicenses, franchises or other agreements with respect to all or any portion of the Company's property, whether or not such leases, licenses or agreements (including renewal or option terms) shall extend beyond the date of termination of the Company, upon such terms as it deems proper;

                  (v) enter into a management agreement with BRC regarding the administrative, MIS and accounting functions required by the Company;

                  (vi) compromise, submit to arbitration, sue on, or defend all claims in favor of or against the Company, except as to claims in excess of $250,000 which shall require the approval of a Majority Interest of the Members;

                  (vii) do all acts it deems necessary or appropriate for the protection and preservation of the Company's assets, including insuring the business and assets of the Company in such amounts and against such risks as the Board of Managers deems advisable;

                  (viii) finance any assets or activities of the Company or refinance, increase, modify, consolidate, prepay or extend any debts, mortgages or other security obligations of the Company; borrow money (including borrowings from any Member or its Affiliates, there being no obligation, however, for the Member or any of its Affiliates to make any such loan) on a secured or unsecured basis and grant or pledge Company assets as security for any such loan and confess a judgment against the Company in connection therewith;

                  (ix) hold the Company assets in the Company name or the name of one or more nominees;

                  (x) open one or more bank accounts in the name of the Company or in any other name in which the Company's funds are to be held, make deposits therein, draw funds therefrom and deal in or with the Company's funds in such manner as it may deem appropriate;

                  (xi) make distributions of Company funds or assets to the Members as provided for by this Agreement; and

                  (xii) make such income tax elections as it deems appropriate or desirable, in its sole discretion exercise all rights, powers and duties as Tax Matters Partner, as contemplated by the Code and the Regulations, prepare and file tax returns for the Company with federal, state and local authorities; file amendments to such returns;

         participate on behalf of the Company in audits of such returns; consent to extensions relating to such returns; execute on behalf of the Company documents relating to the settlement of tax proceedings involving the Company or its tax returns; participate at the Company's expense in administrative and judicial proceedings, including appeals, relating to the Company's tax returns or its tax liabilities; and settle issues relating to the Company's federal and, to the extent required, state and local income tax returns even though the Members rather than the Company shall be subject to tax as so determined.

         (b) With respect to third parties, the signature of the Board of Managers on any agreement, contract, mortgage, deed of trust, promissory note, instrument or other document shall be sufficient to bind the Company in respect thereof and shall conclusively evidence the authority of the Board of Managers with respect thereto, and no Person need look to any other evidence or require joinder or consent of any other Person.

         (c) The Board of Managers may, on behalf of the Company, employ, engage, retain or deal with any persons, corporations or other entities (including its Affiliates) to act in such capacities as the Board of Managers may determine.

         (d) In the event that the Board of Managers proposes a merger or consolidation of the Company with or into any Other Business Entity or a sale of substantially all of the assets of the Company, such merger, consolidation or sale shall require the approval of a Super Majority Interest of the Members.

         Section 8.2       Members of the Board of Managers.

         (a) The Members shall elect five (5) persons to serve on the Board of Managers of the Company. Each Manager shall serve a term of one (1) year. The five (5) Managers shall be elected as follows: (a) BRC shall be entitled to elect two (2) Managers until such time as BRC holds no Units; (b) Manchester shall be entitled to elect two (2) Managers until such time as Manchester holds no Units; and (c) the Distributors shall be entitled to elect one (1) Manager until such time as the Distributors hold no Units. The initial BRC Managers shall be Billy Prim and Joseph Culp. The initial Manchester Managers shall be Bob Richard and Darrel Reifschneider. The initial Distributor Manager shall be Darryl McClendon. At such time as a Member or group of Members (i.e. the Distributors) who is entitled to elect a Manager(s) holds no Units , such Member or group of Member's right to elect a Manager(s) shall automatically cease and such vacancy shall be filled by a Majority Interest of the Members. Each Manager shall be able to resign at any time and can be removed at any time by the affirmative vote of the Member or group of Members entitled to elect such Manager or, if no specific Member or group of Members is entitled to elect such Manager, by a Majority Interest of the Members. Any vacancy in the Board of Managers shall be filled by the Members or group of Members entitled to elect such Manager within 15 days of such vacancy or, if no specific Member or group of Members is entitled to elect such Manager, by a Majority Interest of the Members. The Board of

Managers shall not act, attempt to act or call meetings unless all Managers have been duly appointed. A quorum of the Board of Managers shall consist of all five
(5) duly elected Managers present either in person or by written proxy. No Manager of the Company may be an officer of the Company.

         (b) Except as specifically provided in this Agreement, in all matters to be acted on or approved by the Board of Managers, each Manager shall be entitled to one (1) vote.

         (c) The Board of Managers may, in its discretion, create such committees, including an audit committee and compensation committee, as it may determine are necessary or proper.

         Section 8.3       Officers.

         The Board of Managers may select such Officers as it deems necessary or desirable for the effective management of the Company and the pursuit of the Company's business.

         (a) The Officers of the Company may be a President, one or more Vice-Presidents (the number thereof to be determined by the Board of Managers), a Secretary, and a Treasurer, and such Assistant Secretaries, Assistant Treasurers or other Officers as may be elected or appointed by the Board of Managers. No officer of the Company may be a Manager of the Company. Any two or more offices may be held by the same Person. All Officers are agents of the Company shall have such express authority and perform such duties in the management of the property and affairs of the Company as may be provided herein, or as may be determined by resolution of the Board of Managers not inconsistent with this Agreement, and such implied authority as is recognized by the common law from time to time.

         (b) The Officers of the Company may be elected by the Board of Managers, by written action taken and/or meetings held for such purpose. The Board of Managers may create and fill new offices from time to time. An Officer shall hold office until his successor shall have been duly elected and shall have qualified, until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Election or appointment of an Officer or agent shall not of itself create contract rights.

         (c) Any Officer elected or appointed by the Board of Managers may be removed by the Board of Managers whenever in its judgment the best interests of the Company would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the Person so removed. In addition, after the expiration of one year from the date of this Agreement, any two (2) Managers at any time shall have the right by written notice to the other Managers to call for a vote as to whether such officer shall continue in office. Such vote shall occur within 15 days of the notice. Unless such officer receives the vote of four(4) of the Managers in favor of his continued service such officer shall be removed.

         (d) A vacancy in any office because of death, resignation, removal, disqualification, or otherwise, or because of the creation of an office, may be filled by the Board of Managers for the unexpired portion of the term.

         (e) The President shall be the principal executive officer of the Company and, subject to the control of the Board of Managers, shall generally supervise all of the business and affairs of the Company. He may sign, with the Secretary or any other Officer of the Company thereunto authorized by the Board of Managers, contracts or other instruments which the Board of Managers has authorized to be executed on behalf of the Company, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Managers or by this Agreement to some other Officer or agent of the Company or to the President alone, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of the President and such other duties as may be prescribed by the Board of Managers from time to time. The President shall provide monthly updates regarding the financial and business results and issues of the Company to the Board of Managers which information shall be prepared in accordance with generally accepted accounting principles consistently applied, and shall include an income statement, a balance sheet, cash flow statement, accounts receivable aging, sales and gross profit analysis, and such operating data as may be refined and requested from time to time.

         (f) In the absence of the President or in the event of his inability or refusal to act, the Vice-President (or in the event there be more than one Vice-President, the Vice-Presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Any Vice-President may perform such other duties as from time to time may be assigned to him by the President.

         (g) The Secretary shall: (a) keep, or supervise and be responsible for the keeping of, the minutes and records of all meetings and official actions of the Board of Managers in one or more books provided for that purpose; (b) see that all notices of such meetings are duly given or waivers of notice obtained in accordance with the provisions of this Agreement or as required by law; (c) be custodian of the Company records; (d) keep a register of the post office address of each Member which shall be furnished to the Secretary by such Member;
(e) have the authority to certify this Agreement and other documents of the Company as true and correct copies thereof; and (f) in general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the President.

         (h) If required by the President, the Treasurer shall give a bond for the faithful discharge of his duties in sum and with such surety or sureties as the President shall determine. He shall: (a) have charge and custody of and be responsible for all funds and securities of the Company; (b) receive and give receipts for moneys due and payable to the Company from any source whatsoever, and deposit all such moneys in the name of the Company in such banks, trust companies or other depositories as shall be selected by the President; and (c) in general perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the President.

         (i) The Assistant Treasurers shall respectively, if required by the President, give bonds for the faithful discharge of their duties in such sums and with such sureties as the President shall determine. The Assistant Secretaries and Assistant Treasurers, in general, shall perform such duties and exercise such authority as shall be assigned or granted to them by the Secretary or the Treasurer, respectively, or by the President.

         (j) The Officers shall receive compensation from the Company, as each is determined by the Board of Managers.

         (k) The initial Officers shall be as follows: (A) David Slone shall be the President of the Company; and (B) Gary Mendelsohn shall be the Secretary and the Treasurer of the Company

         Section 8.4       Specific Decisions.

         (a) Notwithstanding anything to the contrary contained in Section 8.3, no Officer of the Company shall make any decision or take any action with respect to any of the following matters without the prior written consent of the Board of Managers:

                  (i) implementation of a construction and/or operating budget;

                  (ii) any significant changes to the plans for the Company or any material cost overruns;

                  (iii)    the incurrence of indebtedness;

                  (iv)     additional capital calls;

                  (vi)     Capital Expenditures; or

                  (vii)    distribution of assets.

         (b) Notwithstanding anything to the contrary contained in Section 8.1, the Board of Managers shall not take any action with respect to any of the matters enumerated below ("Major Decisions") without the written consent of a Majority Interest of the Members .

                  (i) enter into any sale, exchange or contribution of all or substantially all of the assets of the Company;

                  (ii) issue new Units (or options on such Units) in the Company.;

                  (iii) enter into any transaction with, contract with, or otherwise compensate any Member or an Affiliate (including modification of such contract) or enter into any material modification, amendment or restructuring of any transaction or contract with any Member or Affiliate;

                  (iv) incur any additional indebtedness, including lease commitments in excess of $10,000, except for trade payables incurred in the ordinary course of business and borrowings under the Company's credit facility;

                  (v) file for Bankruptcy, or a petition for a receiver, or make an assignment for the benefit of creditors;

                  (vi) cause the Company to consolidate or merge with any other entity, acquire any business, acquire stock of any Other Business Entity, or enter into any partnership or joint venture;

                  (vii)    adopt an employee option plan;

                  (viii) adopt, approve or terminate any individual or group employee retirement plan or any other welfare benefit plan or any modifications thereto;

                  (ix)     approve of any joint venture to conduct business;

                  (x) approve of the creation of any subsidiaries or any other investment in, or the acquisition of stocks or bonds of, any entity or any equity interest in any other entity;

                  (xi) except as otherwise provided in this Agreement, approve a dissolution of the Company;

                  (xii) guaranty the payment of money or the performance of any contract or obligation of a third party;

                  (xiii) approve any act which would make it impossible to carry on the ordinary business of the Company; or

                  ( xiv)   agree to do any of the foregoing.

         (c) The Board of Managers shall give the Members written notice of any Major Decision which it requests to be made and shall, at the expense of the Company, furnish to the Members such documents and information as may be reasonably necessary in order to enable Members to make the Major Decisions set forth above. The failure of a Member to approve or disapprove any Major Decision within 30 days after (i) receipt of the notice from the Board of

Managers requesting approval, and (ii) receipt of all additional information reasonably necessary to enable the Member to make such Major Decision shall be deemed an approval by the Member of the Major Decision so requested by the Board of Managers. The Board of Managers, in its sole discretion, may extend the said 30 day period by written notice to the Members.

         Section 8.5 Certain Obligations of the Board of Managers. The Board of Managers shall:

         (a) arrange for Company records and books of account to be maintained in which shall be entered fully and accurately all transactions and other matters relative to the Company business;

         (b) make available to any Member, at such Member's request, during normal business hours and at the principal place of business of the Company, all books and records of the Company required to be maintained by this Section 8.5, and such other financial information as shall be reasonably requested by any Member; provided, that the Board of Managers shall not be required to disclose to any Member information regarding the Company if such information is acquired by the Company or the Board of Managers under circumstances where the disclosure thereof to a Member may be in violation of any fiduciary duty of the Company or the Board of Managers or in violation of a confidentiality agreement to which the Company or the Board of Managers is subject;

         (c) use its best efforts to provide, or cause to be provided, to all Members at least the following reports, within the time period specified below:

                  (i) within 45 days after the end of each fiscal quarter, a statement of operations for such calendar quarter and a balance sheet as of the end of such calendar quarter;

                  (ii) within 90 days after the end of each fiscal year, a statement of operations for such calendar year and a balance sheet as of the end of such calendar year, which shall be prepared in accordance with generally accepted accounting principles and audited by a firm of independent certified public accountants;

                  (iii) within 120 days after the end of each fiscal year, the information necessary for Members to prepare federal and all applicable state income tax returns as relates to the Company; and

                  (iv) as soon as practicable after the end of each quarter (as determined for federal estimated tax purposes), such information relating to the Company as is reasonably necessary for each Member (or its constituent Members or shareholders) to determine its (or their) quarterly federal and state estimated tax liability;

                  (d) cause the Company to timely file all required Company federal, state, tax and information returns; and

                  (e) cause the Company to be duly qualified in each jurisdiction in which it proposes to commence business if such qualification is necessary to avoid subjecting Members to additional liability.

         Section 8.6 Liability of the Managers; Omissions. The doing of any act or the failure to do any act by the Managers, the effect of which may cause or result in loss or damage to the Company, shall not subject any Manager to any liability to the Members if the Manager acted in good faith and in a manner the Manager reasonably believed to be in or not opposed to the best interests of the Company.

         Section 8.7       Indemnification.

         (a) To the fullest extent permitted under the Act, the Company shall indemnify any Person who was or is a party, or is threatened to be made a party, to any threatened, pending or contemplated action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a Manager , or Member or Officer of the Company, or is or was serving at the request of the Company as a director, or officer (or in any capacity equivalent to any of the foregoing) of another corporation, company, joint venture, trust or other enterprise (all of the foregoing being herein collectively referred to as "Covered Capacities"), against expenses (including attorneys' fees and costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or pleas of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith or did not act in a manner which he reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) To the fullest extent permitted under the Act, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was serving in any of the Covered Capacities, against expenses (including attorneys' fees and costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and except that no indemnification shall be made in respect to any claim, issue or matter as to which such action or suit alleges misconduct in the performance of his duty to the Company unless, and then only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, and in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

         (c) Anything in Sections 8.7(a) or (b) to the contrary notwithstanding, to the extent that any person referred to therein has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to therein or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under Sections 8.7(a) or (b) (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in Sections 8.7(a) or (b). Such determination shall be made by the Board of Managers.

         (e) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding, as authorized by the Board of Managers in the specific case upon receipt of any undertaking by or on behalf of the indemnitee to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company.

         (f) The indemnification provided by this Section 8.7 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, agreement, or otherwise, and shall continue as to a person who has ceased to serve in a Covered Capacity and shall inure to the benefit of his successors in interest, including, but not limited to, his trustees, heirs, executors, and administrators.

         (g) The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was serving in any of the Covered Capacities to reimburse such person for expenses incurred by him in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Section.

         (h) Each Person who is or was an employee or agent of the Company, or who is or was serving at the request of the Company as an employee or agent of another corporation, company, joint venture, trust or other enterprise may be indemnified (or covered by insurance), in the manner and to the extent provided in this Section 8.7 for persons acting in Covered Capacities, at the discretion of the Board of Managers.

         (i) The Company shall have the right to assume the defense of any action, suit or proceeding in connection with which any Person is entitled to indemnification under this Section 8.7 and to select counsel for such purpose. No Person entitled to indemnification hereunder shall consent to entry of any judgment or enter into any settlement in connection with any such action, suit or proceeding without the consent of the Company, and the Company shall not, without the consent of each such Person that is entitled to indemnification, consent to entry of any judgment or enter into any settlement in connection with such action, suit or proceeding which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Person of a release from all liability in respect to such claim or litigation.

         (j) Indemnification under this Section 8.7 shall not be available to any Person in the case of any action, suit or proceeding brought against the Company by or on behalf of such Person.

         Section 8.8       Tax Matters Partner.

         (a) BRC is appointed the "Tax Matters Partner" of the Company for all purposes pursuant to the Code and the Treasury Regulations. The Tax Matters Partner will (i) furnish to each Member or Assignee affected by an audit of the Company income tax returns a copy of each notice or other communication received from the Internal Revenue Service or applicable state authority, (ii) keep each such Member and Assignee informed of any administrative or judicial proceeding for the adjustment at the Company level of any "Company items," and (iii) allow each such Member and Assignee an opportunity to participate in all such administrative and judicial proceedings.

         (b) The party named as Tax Matters Partner shall have the authority conferred on a Tax Matters Partner by the Code and the Treasury Regulations.

         (c) The Company is not obligated to pay any fees or other compensation to the Tax Matters Partner in his capacity as such. However, the Company will reimburse the Tax Matters Partner for any and all out-of-pocket costs and expenses (including reasonable attorneys' and other professional fees) incurred by it in its capacity as Tax Matters Partner. Each Member who elects to participate in Company administrative tax proceedings will be responsible for its own expenses incurred in connection with such participation. In addition, the cost of any adjustments to a Member and the cost of any resulting audits or adjustments of a Member's tax return will be borne solely by the affected Member.

         (d) The Company will indemnify, defend and hold the Tax Matters Partner harmless from and against any loss, liability, damage, cost or expense (including reasonable attorneys' and other professional fees) sustained or incurred as a result of any act or decision concerning Company tax matters and within the scope of such Member's responsibilities as Tax Matters Partner, so long as such act or decision was not made fraudulently or in bad faith and did not constitute willful or wanton misconduct or gross negligence.

         Section 8.9 Meetings of the Managers. There shall be quarterly meetings of the Board of Managers. Any two (2) Managers may also call special meetings of the Board of Managers.

Such meeting shall be held in the principal office of the Company or such other place as the Board of Managers shall reasonably designate. Written notice of a special meeting and the purpose or purposes for which the special meeting is called shall be delivered not less than five (5) nor more than 15 days before the date of the meeting. A notification of any such meeting shall be given either personally or by mail, to each Manager. Managers may attend such meetings via telephone, and a Manager shall have the right to deliver his proxy to vote on any matter in writing to another Manager; provided however, the Managers shall use reasonable efforts to attend quarterly meetings in person.

                                   ARTICLE IX

         Section 9.1 Dissolution of Company. The Company shall be dissolved upon the happening of either of the following events:

         (a)      the approval of the Board of Managers to dissolve the Company;

         (b) the entry of a decree of judicial dissolution under ss.18-802 of the Act; or

         (c)      the unanimous vote of the Members.

         Section 9.2 Final Accounting. Upon dissolution and termination of the Company, an accounting shall be made of the accounts of each Member and of the Company's assets, liabilities and operations, from the date of the last previous accounting to the date of such termination at the Company's expense.

         Section 9.3 Liquidation; Distribution. In the event of the Dissolution of the Company, the Board of Managers (or in the event the dissolution is caused by the Dissolution or Bankruptcy of the Board of Managers, a person selected by a Majority Interest of the Members) shall act in an orderly manner as liquidating trustee and, in an orderly manner, shall wind up the affairs of the Company and, after paying all debts and liabilities of the Company, including all costs of dissolution, shall distribute the remaining assets in the following order of priority:

         (a) first, to the establishment of any reserves which the liquidating trustee may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company, which reserves may, at the option of the liquidating trustee, be paid over by the liquidating trustee to an escrow agent, to be held by it for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies, and, at the expiration of such period as the liquidating trustee shall deem advisable, for distributing the balance thereunder remaining in the manner hereinafter provided;

         (b) thereafter, to the owners of Units in accordance with their positive Capital Account balances, after taking into account all Capital Account adjustments for the taxable year during which the liquidation occurs, in compliance with Treasury Regulation
Section 1.704-1(b)(2)(ii)(b)(2).

         Section 9.4 Termination. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Board of Managers or liquidating trustee to minimize the normal losses attendant upon a liquidation. Each of the Members shall be furnished with a statement prepared by the Company's certified public accountant, which shall set forth the assets and liabilities of the Company as at the date of complete liquidation. Upon compliance with the distribution plan set forth in Section 9.3 (including any payment over to any escrowee if there are sufficient funds therefor), the Members shall cease to be such, and the Board of Managers or the liquidating trustee shall execute, acknowledge, and cause to be filed a certificate of cancellation of the Company. Upon completion of the dissolution, winding up, liquidation and distribution of the liquidation proceeds the Company shall terminate.

                                    ARTICLE X

         Section 10.1 Notices. Except as otherwise provided herein, all notices and other written communications required or permitted to be given under this Agreement shall be in writing and shall be sent by Federal Express or other reliable courier, personally delivered or mailed by certified or registered mail, return receipt requested. Any notices to be given to the Members shall be given or delivered to the addresses set forth on Schedule 1 hereto or such other address of which a Member may notify the Board of Managers and the other Members in writing. Any notices to be given to the Company shall be sent or delivered to the office of the Company as specified herein or at such other address as the Board of Managers may specify in a notice to all of the Members, with a copy to Thomas H. Ferguson, Pedersen & Houpt, 161 N. Clark Street, Suite 3100, Chicago, Illinois 60601. Notices sent for next day delivery by Federal Express or other reliable courier shall be deemed given the next business day after sending, notices transmitted by facsimile or personally delivered shall be deemed given when so transmitted or delivered, respectively, and notices sent by certified or registered mail shall be deemed given on the third business day after sending.

         Section 10.2 Governing Law. This Agreement shall be governed by and construed in accordance with the Act and the law of the State of Delaware.

         Section 10.3      Amendments.

         (a) Subject to the provisions of this Section 10.3, this Agreement may be amended only in writing with the written consent of a Super Majority Interest of the Members.

         (b) Amendments to this Agreement which are of a clerical or inconsequential nature or which may be required to comply with the Act or the terms of this Agreement, and which do not adversely affect the Members in any material respect or which are required or contemplated by this Agreement, including, without limitation, amendments necessary to reflect the admission, substitution or withdrawal of a Member that is otherwise permitted by this Agreement or the change in the name of the registered agent, the address of the registered office or the address of the office at which Company records are kept, may be made by the Board of Managers.

         (c) No amendment shall increase the liability of any Member, decrease the Capital Account of any Member, decrease the number of Units of any Member or affect the right of any Member to receive Distributions and Profits, except in each case with the written consent of the Member adversely affected thereby.

         (d) No amendment shall alter the rights of Members as a class so as to affect them adversely without the written consent of a Majority Interest of the Members in such class; unless the amendment is required by changes in law (including without limitation changes in any statute, ordinance or regulation or in judicial or administrative law) or (B) the amendment is of a type permitted by Section 10.3(b).

         (e) No amendment shall amend the voting requirements with respect to the matters described in Section 8.4 without the written consent of a Super Majority Interest of the Members.

         Section 10.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members, the Assignees and their respective legal representatives, heirs, successors and assigns.

         Section 10.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute one instrument. A facsimile copy of a signature page hereto shall be deemed an original for all purposes.

         Section 10.6 Fiscal Year; Method of Accounting. The fiscal year of the Company shall be the calendar year. The Company shall use the same method of accounting for tax and financial reporting purposes.

         Section 10.7 Modifications to be in Writings. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and no amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing and adopted in accordance with the provisions of Section 10.3.

         Section 10.8 Action for Partition or Distribution in Kind. Each of the parties hereto irrevocably waives any right which it may have to partition Company property or maintain an action for distribution of Company property in kind.

         Section 10.9 Captions. The captions herein are inserted for convenience of reference only and shall not affect the construction of this Agreement.

         Section 10.10 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

         Section 10.11 Validity and Severability. If any provision herein shall be held invalid or unenforceable, such decision shall not affect the validity or enforceability of any other provisions hereof, all of which other provisions shall, in such case, remain in full force and effect.

         Section 10.12 Statutory References. Each reference in this Agreement to a particular statute or regulation, or a provision thereof, shall, at any particular time, be deemed to be a reference to such statute or regulation, or provision thereof, or to any similar or superseding statute or regulation, or provision thereof, as at such time in effect.

         Section 10.13 Member Representations. Each of the Members represent to the other Members as follows:

         (a) The Member has all necessary power and authority to execute and deliver this Agreement.

         (b) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Member is subject or any provision of the charter or bylaws of the Member, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Member is a party or by which it is bound or to which any of its assets is subject.

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the undersigned have executed this Limited Liability Company Agreement of R4 Technical Center - North Carolina, LLC as of the date first above written.

MEMBERS:

BLUE RHINO CORPORATION                         MANCHESTER TANK & EQUIPMENT CO.

                                               By: /s/ Darrel Reifschneider
By: /s/ Mark Castaneda                         Its:  President
Its: Chief Financial Officer


PLATINUM PROPANE, L.L.C.


By: /s/ Daryl F. McClendon
Its:  President


                 SIGNATURE PAGE TO THE LIMITED LIABILITY COMPANY
             AGREEMENT OF R4 TECHNICAL CENTER - NORTH CAROLINA, LLC

                                   SCHEDULE 1



                                                               CAPITAL ACCOUNT
MEMBER                                                       BALANCE/CONTRIBUTION       NUMBER UNITS
------                                                       --------------------       ------------
Blue Rhino Corporation                                            $3,430,000              3,430,000
104 Cambridge Plaza Drive
Winston-Salem, NC 27104
Attn:  Mark Castaneda

Manchester Tank and Equipment Company, Inc.                        3,500,000              3,500,000
1749 Mallory Lane #400
Brentwood, Tennessee 37027
Attn: Joey Harwell

Platinum Propane, L.L.C.                                              70,000                 70,000
1309 Buck Shoals Road
Hamptonville, North Carolina
Attn: Daryl McClendon

TOTAL                                                             $7,000,000              7,000,000
                                                                  ==========              =========